Contract Operating Agreement

This Contract Operating Agreement is made and entered into this 19th day of October, 2005 (this “Agreement”), between Beard Technologies, Inc., an Oklahoma corporation (“BTI”), and Beard Pinnacle, LLC (“BP”), an Oklahoma limited liability company, with respect to the following circumstances:

A.           Pursuant to an Assignment and Assumption signed and delivered contemporaneously herewith by the parties, BTI assigned all its rights and delegated all its obligations to BP under (i) that certain Amended and Restated Agreement for a Pond Fines Recovery Facility made and entered into as of July 1, 2005 (the “Pond Fines Agreement”), between BTI and Pinnacle Mining Company, LLC (“PMC”), and (ii) that certain Lease made and entered into as of September 7, 2004 (the “PMC Lease”), between BTI, as lessee, and PMC and Pinnacle Land Company, LLC (“PLC”), as lessors, all as more particularly provided in the Assignment and Assumption.

B.           BP accepted and BTI made that assignment and delegation conditioned upon the parties’ contemporaneous signing of this Agreement.

C.	PMC and PLC have consented to that assignment and delegation.

I. Engagement

For and in consideration of the foregoing premises, the mutual covenants made in this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BP hereby engages BTI to discharge and perform as contract operator for BP the following obligations and undertakings to the extent not heretofore fully performed and accomplished (hereinafter individually and collectively referred to as the “Work”), and BTI hereby accepts that engagement, subject to and in accordance with the terms of this Agreement:

(a)

BP’s obligations and undertakings provided for in Sections 2.1, 2.3, 4.1, 4.2, 5.1, 6.1, 6.2, 6.9, 6.10, 6.12, 6.13, 6.14, 7.1, 8.2, 9.2, 10.1, 11.1, 11.2, 13.4, 13.5, 13.6, 14.1, 14.2, 14.3, 14.4, 15.1, 16.3, and 18.1 of the Pond Fines Agreement in accordance with the terms thereof;

(b)	BP’s obligations and undertakings provided for in paragraphs numbered 4, 6, 8, 10, 14 and 17 of the PMC Lease; and
(c)	such other undertakings and obligations agreed to in writing for or after the date hereof by BP and BTI.

II. Agreement

For the considerations stated above, the parties agree as follows:

1.	Performance of Work.

1.1          BTI shall diligently perform and discharge all of the Work in a good, safe, and workmanlike manner free from defects in accordance with (i) the applicable provisions of the Pond Fines Agreement, the Lease and this Agreement, (ii) BP’s specific written instructions, if any, (iii) generally accepted prudent and proficient industry standards applicable to the Work, and (iv) all applicable laws and governmental permits and authorizations.

1.2          BTI may use and occupy, as applicable, the equipment, facilities, and lands owned or leased by BP at the pond site at which the Work will be performed by BTI. BTI shall furnish all employees, expertise, and supervision, and all other materials, supplies and equipment (“Materials”) reasonably necessary to perform the Work in accordance with this Agreement. All Materials provided by BTI shall meet the applicable specifications of the Pond Fines Agreement, any reasonable written specifications provided by BP to BTI, and the requirements of all applicable laws and governmental permits and authorizations.

1.3          BTI shall meet all time requirements specified in the Pond Fines Agreement, except for any agreed written change thereto by BP and except as excused under the Pond Fines Agreement.

2.            Suspension of Work. BP may, with or without cause, require BTI to suspend, delay, change or stop any of the Work. BTI shall use its reasonable efforts to mitigate to the fullest extent possible any increase in costs attributable to any such suspension, delay, change or stoppage of Work.

3.            Term. Unless earlier terminated in accordance with Section 4, this Agreement shall commence on the date hereof and continue until the Pond Fines Agreement is terminated in accordance with the terms thereof.

4.	Termination.

4.1          Termination. This Agreement may be terminated by either party (excluding those provisions surviving the termination of this Agreement) under the following circumstances:

(a)          Either party may terminate this Agreement as a result of a material default or breach of any provision of this Agreement by the other party which is not remedied and cured to the reasonable satisfaction of the non-breaching party within 180 days after the breaching party’s receipt of written notification thereof. Any such termination shall be effective on the date stated in the notice of termination.

(b)          Either party may terminate this Agreement immediately if the other party (i) makes a general assignment for the benefit of its creditors, (ii) suffers or permits the appointment of a receiver for its business or assets, (iii) commences or is the subject of any proceeding as debtor under the federal Bankruptcy Act or any statute of any state relating to insolvency or the protection of rights of creditors, or (iv) engages in any fraud or makes a material misrepresentation with respect to its performance of, or obligations or undertakings provided in, this Agreement.

4.2          Effect of Termination. The termination of this Agreement in accordance with this Article shall not impair, impede or otherwise adversely affect any right, claim or cause of action that a party may have arising prior to or as a result of that termination, including, without limitation, the right to obtain and receive any payment owing under this Agreement. This Section, and Sections 9 and 11, and Subsection 10.3 shall survive the termination of this Agreement.

4.3          Mine 50. BTI’s rights and obligations under this Agreement shall be subject in all respects to Section 16.1 of the Pond Fines Agreement.

5.	Independent Contractor.

5.1          BTI shall exercise BTI’s independent business judgment in connection with BTI’s discharge of the Work, subject to BP’s reasonable direction and control. BTI shall be solely responsible for compensating its employees and permitted subcontractors with respect to their respective involvement in BTI’s performance of the Work. BTI may use whatever employees that BTI reasonably determines are necessary and qualified to perform Work, but BTI shall ensure and be responsible for each such employee’s compliance with the terms of this Agreement.

5.2          This Agreement does not create, and shall not be construed as creating, a partnership, business association, joint venture or the relationship of principal and agent, or employer and employee between the parties. This Agreement has been entered into solely for the benefit of BTI and BP, and is not intended to create any legal, equitable or beneficial interest, right or benefit in any other person.

5.3          Neither party shall have any authority to enter into, execute or deliver any contract, agreement or other instrument in the name or on behalf of the other party, and nothing contained in this Agreement shall authorize or empower either party to assume or create any obligation, liability or responsibility whatsoever, expressed or implied, on behalf or in the name of the other party, or to bind the other party in any manner, or to make any commitment on behalf of the other party.

6.	Subcontractors.

6.1          BTI shall not subcontract any of the Work or have any other person or entity perform any of the Work without BP’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, but which may be withdrawn at any time by BP with cause upon notice to BTI. No permitted subcontracting by BTI shall discharge BTI from its obligations under this Agreement, and BTI shall remain responsible for any and all acts and omissions of its employees and subcontractors in any manner related to the Work or the performance thereof. BP may demand that the BTI fulfill its obligations under this Agreement without first having to make that request to any subcontractor.

6.2          BTI shall use its reasonable efforts to require each permitted subcontractor to have such insurance coverage that BTI reasonably believes is appropriate for the services to be performed by such contractor in connection with the

Work. Such subcontractor shall maintain that insurance at that subcontractor’s sole expense at all times while that subcontractor’s agreement relating to the Work is in effect. BTI shall not be relieved of any liability or obligation under this Agreement as a result of any insurance carried by any subcontractor.

7.            Compensation. BTI’s total compensation for Work shall be the start-up, development, and overhead charges provided for in Subsections 3.4.1, 3.4.2 and 3.4.3 of that certain Subscription Agreement made and entered into October __, 2005, between BTI, BP, and PinnOak Resources, LLC.

8.            Payment of Taxes. BTI shall report and pay all taxes, licenses and fees properly levied or assessed on BTI by any governmental authority in accordance with applicable law in connection with BTI’s performance of any of the Work or agreed to be paid by BP under the Pond Fines Agreement, excluding any local, state or federal income tax required to be paid by BP for income received by BP.

9.            Financial Audit. During the course of the Work, BTI shall maintain complete and accurate records pertaining to Work and in support of all BTI’s charges to BP under this Agreement. BTI shall retain those records for not less than two (2) years after completion of the applicable Work. BP shall have the right, at any reasonable time within that two-year period, to inspect, audit and make copies of those records by its authorized representatives at BP’s sole expense. BTI shall require its subcontractors to maintain similar records and provide similar rights of inspection and audit to BP and its representatives.

10.	General Insurance Requirements.

10.1       As a separate and independent obligation, BTI shall obtain, carry and maintain while performing the Work insurance coverage of the types and in the amounts, deductibles and limits no less favorable than those set forth in Exhibit B to the Pond Fines Agreement. All such insurance shall be with a company or companies reasonably satisfactory to BP and each policy shall name BP, PLM and PLC as additional insureds.

10.2       All insurance coverage procured by BTI pursuant to this Agreement shall be primary insurance with respect to BTI’s obligations under this Agreement, and shall not be or be considered contributing insurance with any of BP’s policies of insurance. No recovery by BP under any policy of insurance procured by BTI pursuant to this Agreement shall limit, waive or bar any other claim that BP may have under this Agreement or applicable law against BTI.

10.3       As between BTI and BP, BTI shall be solely responsible for all deductibles required under such policies with respect to any liability of BTI under this Agreement. All insurance policies and limits shall be per occurrence, not claims made.

11.	Resolution of Disputes.

11.1       All disputes, controversies, and claims arising under this Agreement, including, without limitation, any dispute, controversy or claim concerning the terms, performance, breach, alleged breach or interpretation of this Agreement, shall be submitted to binding arbitration before a neutral arbitrator selected by the American Arbitration Association (“AAA”). The arbitration shall proceed under the then current commercial rules and regulations of the AAA, including, without limitation, its discovery rules. The arbitrator may, in his or her discretion, limit or expand discovery in any arbitration proceeding. Each party expressly covenants and agrees to be bound by the decision of the arbitrator as a final determination of the matter in dispute, and a judgment thereon may be entered in any court of competent jurisdiction.

11.2       The arbitration shall occur in Pittsburgh, Pennsylvania. BP shall pay one-half (1/2) of the fees and costs of the AAA and for the arbitrator and BTI shall pay the remainder (i.e., the other one-half), subject to the arbitrator’s right to reallocate same in favor of the prevailing or successful party in the arbitration. The arbitrator shall be empowered and directed to enter an award by default against any party who declines to pay when required by the arbitrator that party’s share of such fees and costs. The prevailing party, as determined by the arbitrator, shall be entitled to recover that party’s reasonable attorneys’ fees and expert fees incurred in connection with that party’s preparation for and participation in the arbitration.

12.	Assignment.

12.1       This Agreement is a personal services contract and, accordingly, BTI shall not assign any of BTI’s rights or delegate any of BTI’s duties or obligations under this Agreement without BP’s prior written consent, which consent may be withheld for any reason.

12.2       BP may assign its rights and delegate its obligations hereunder to an Affiliate of BP, but shall not otherwise assign its rights or delegate any of its obligations under this Agreement without BTI’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the restrictions provided in this Section, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and assigns.

13.          Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and may only be amended by a written instrument signed by the parties. This Agreement supercedes and replaces any and all prior and contemporaneous agreements, proposals, negotiations, statements, representations and understandings, whether oral or written, by or between the parties with respect to the subject matter of this Agreement.

14.	Waiver.

14.1       No party’s rights under this Agreement shall be deemed waived except by a writing signed by that party and, then, only to the extent provided for in that writing. No course of dealing between the parties nor any failure by any party at any time, or from time to time, to enforce any term or condition of this Agreement shall constitute a waiver of that term or condition, nor shall that course of dealing or failure affect that term or condition in any way or the right of a party at any time to avail itself of such remedies as it may have for any breach or default of such term or condition.

14.2       No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in the writing waiver.

15.          References. The rights and other legal relations of the parties shall be determined from this Agreement as an entirety and without regard to its division into Sections and without regard to headings prefixed to those Sections. References in this Agreement to Sections or Subsections are to such Sections or Subsections of this Agreement unless otherwise specified.

16.          Notices. All notices and communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), addressed to the address for that party shown below or at such other address as that party shall have theretofore designated by written notice delivered to the party giving such notice:

(a)	If to BTI:

Beard Technologies, Inc.

355 William Pitt Way

Pittsburgh, Pennsylvania 15238

Attention:	C. David Henry, President
Telephone:	(412) 826-5396
Facsimile:	(412) 826-5399
E-Mail:	cdavidhenry@earthlink.net

and

(b)	If to BP:

Beard Pinnacle, LLC

5600 North May Avenue, Suite 320

Oklahoma City, Oklahoma 73112

Attention: Herb Mee, Jr.

Telephone:	(405) 842-2333
Facsimile:	(405) 842-9901
E-Mail:	hmee@beardco.com

Any notice given in accordance with this Section shall be deemed to have been given when delivered to the addressee in person, or if transmitted by facsimile transmission,

upon receipt of the oral or written confirmation of receipt. A party may change the address, telephone number, and facsimile number to which such communications are to be addressed by giving written notice to the other party in the manner provided in this Section.

Signed by the parties as of the day first above written.

“BP”

Beard Pinnacle, LLC

/s/ W. M. Beard

By:

Name:	W. M. Beard
Title:	Chairman of the Board

“BTI”

Beard Technologies, Inc.

/s/ Herb Mee, Jr.

By:

Name:	Herb Mee, Jr.
Title:	Vice President